UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2014

IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 818-871-1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

On July 18, 2014, the Company held its 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”). Set forth below is a brief description of each matter voted upon at the 2014 Annual Meeting, and the voting results with respect to each such matter.

1. A proposal to re-elect the following four directors to serve for a one-year term:

Director	Votes For	Votes Withheld	Broker Non-Votes
Laurent Asscher	52,979,191	14,394,289	6,190,373
Jonathan Fram	46,915,516	20,457,964	6,190,373
Errol Ginsberg	66,465,291	908,189	6,190,373
Gail Hamilton	47,039,608	20,333,872	6,190,373

2. A proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers:

Votes For	Votes Against	Abstentions	Broker Non-Votes
64,180,430	1,910,726	1,282,324	6,190,373

3. A proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014:

Votes For	Votes Against	Abstentions	Broker Non-Votes
72,937,327	612,328	14,198	0

Pursuant to the foregoing votes, at the 2014 Annual Meeting, the Company’s shareholders (i) re-elected each of Messrs. Asscher, Fram and Ginsberg and Ms. Hamilton to serve as directors until the Company’s 2015 Annual Meeting of Shareholders and until their successors are duly elected and qualified, or until their earlier resignation, removal or death; (ii) approved, on an advisory basis, the compensation of the Company’s named executive officers; and (iii) ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Item 8.01 Other Events

Indenture

The Company has outstanding 3.00% Convertible Senior Notes due December 15, 2015 in the aggregate principal amount of $200 million (the “Notes”). The Notes were issued under an Indenture dated as of December 7, 2010 (the “Indenture”) between Wells Fargo Bank, National Association, as Trustee (the “Trustee”), and the Company. Under the Indenture, the

Company is required to file with the Trustee such information, documents or reports as are required to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, within 15 days after the same are required to be filed with the SEC. The Company is currently in default of its obligation to file with the Trustee within 15 days after its prescribed due date the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (the “Form 10-Q”).

In a letter dated July 16, 2014, the Trustee gave the Company notice of, and directed the Company to cure, the default that exists under the Indenture as a result of the Company’s delay in filing the Form 10-Q with the trustee. If the Company does not file the Form 10-Q with the Trustee within 60 days after the Company’s receipt of the notice of default and unless a waiver is obtained from the holders of more than 50% in aggregate principal amount of the Notes, an “Event of Default” will occur. Upon any such Event of Default, the Company may, and intends to, elect that for the first 180 days thereafter (or such lesser amount of time during which the Event of Default continues), the sole remedy be the payment to the holders of the Notes of additional interest at an annual rate equal to 0.50% of the aggregate principal amount of the Notes. If the Company makes such an election and the Event of Default is not cured within 180 days, or if the Company does not make such an election when the Event of Default first occurs, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes may declare the principal amount of the Notes to be due and payable immediately.

The Company and certain of its subsidiaries as guarantors are parties to a Credit Agreement dated as of December 21, 2012, as amended, with Bank of America, N.A. as administrative agent, swingline lender and letter of credit issuer (the “Administrative Agent”), and with the other lenders from time to time party thereto (the “Credit Agreement”). An event of default under the Credit Agreement would occur in the event of, among other events, an Event of Default under the Indenture. Upon the occurrence of any event of default under the Credit Agreement, the Company would be blocked from borrowing and obtaining letters of credit under the credit facility provided under the Credit Agreement. The Administrative Agent would also have the right (with the consent of a majority of the lenders based on total credit exposure) or obligation (at the request of such a majority of the lenders) to terminate the Credit Agreement, accelerate any amounts due thereunder and exercise all other available remedies. As of the date of filing of this Current Report on Form 8-K, no amounts are outstanding under the Credit Agreement.

FORWARD-LOOKING STATEMENTS

This Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the consequences of certain events under the Indenture and Credit Agreement and the Company’s intention to elect to pay additional interest as its sole remedy for up to 180 days in the event of an Event of Default under the Indenture. In some cases, such forward-looking statements can be identified by terms such as may, will, should, expect, plan, believe, estimate, predict, or the like.

Such forward-looking statements reflect the current intent, belief, and expectations of our management and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause the actual results to differ materially from the results predicted include, among others, whether any waivers might be available under the Indenture or the Credit Agreement and whether the Company effectively elects to pay additional interest as its sole remedy upon an Event of Default under the Indenture. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated: July 22, 2014	By:	/s/ Ronald W. Buckly
Ronald W. Buckly
Senior Vice President, Corporate Affairs and General Counsel